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Feb. 26. 2009 / 11:00AM, TDS - Q4 2008 Telephone Data Earnings Conference Call

FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Mark Steinkrauss

Telephone and Data Systems, Inc. - VP, Corporate Relations

Ken Meyers

Telephone and Data Systems, Inc. - EVP, CFO

Steve Campbell

US Cellular - EVP, Finance, CFO, Treasurer

Jay Ellison

US Cellular - EVP, COO

Bill Megan

Telephone and Data Systems, Inc. - EVP, Finance, CFO

CONFERENCE CALL PARTICIPANTS

Simon Flannery

Morgan Stanley - Analyst

Sachin Shah

ICAP - Analyst

Michael Bowen

Piper Jaffray - Analyst

Patrick Ryan

Wachovia Securities - Analyst

Phillip Cusick

Bear, Stearns - Analyst

Will Power

RW Baird - Analyst

Sergey Dluzhevskiy

Gabelli & Company, Inc. - Analyst

Kevin Roe

Kevin Roe - Analyst

Salvatore Muoio

SM Investors - Analyst

Martin Rore

-Analyst

Michael Rollins

Citigroup - Analyst

PRESENTATION

Operator

My name is Bernice, and I will your conference operator today. At this time I would like to welcome everyone to the year-end operating results conference call for Telephone Data Systems and US Cellular. (Operating Instructions)

Thank you, sir, you may begin your conference.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Alright, this is Mark Steinkrauss, good morning, everybody, and thank you, Bernice. Thank you for joining us. With me today and offering prepared comments are: Ken Meyers, Executive VP, CFO at TDS; Steve Campbell; Executive VP, Finance, CFO and Treasurer at US Cellular; Jay Ellison, Executive VP and COO, at US Cellular; and Bill Megan, Executive VP, Finance and CFO, TDS Telecom. A replay of this teleconference will be available today at 1:00 PM Chicago time, and will run through Friday, February 27th. The replay number is 800-642-1687 and the conference ID is 86129191, for international callers the number is 706-645-9291, same pass code.

The purpose of today’s call is to discuss the operating results for our companies and any other information contained in today’s press releases. If you have questions unrelated to the operating results, I would be pleased to respond to them after the call and am available all day today and tomorrow in my office. Additionally, for many years, TDS has many attend an open door policy. If you’re in the Chicago area and would like to meet members of the management teams from US Cellular, TDS telecom, or TDS corporate, the investor relations team will try to accommodate you, calendars permitting. If you would like to have a meeting telephonically, that’s fine as well, and you know how to reach us. We have a little more in the way of prepared comments today than is the norm, but we’ll make sure that we leave plenty of time for Q&A. This call is being simultaneously webcast on the investor relations sections of both the TDS and US Cellular websites. The webcasts will be available for the next two weeks, after which it will be available in the conference call archive. Please recall archived calls are not updated.

Some information during the call and subsequent Q&A period contain statements about future expected results — events and financial results that are forward-looking and subject to risks and uncertainty, so please review the Safe Harbor paragraphs in our releases in the more extended versions on our websites, as well as in our filings with the SEC. Shortly after we released our earnings results earlier this morning and before this call, TDS and US Cellular filed 8Ks. The 8Ks include the press releases we issued this morning, both companies plan to file their SEC forms 10K later today. Both press releases have been posted to the TDS Internet home page and the US Cellular has posted their release to the website as well. You will also find posted on our websites additional information and reconciliation of non-GAAP financial measures that may be used by management when discussing operating results during today’s conference call. The company’s guidance for 2009 is posted as well, the reconciliations of our net income, diluted earnings per share, operating cash flow, and operating income. All of this information is included a on separate page entitled guidance and reconciliation to make it easier to find. The information can also be accessed on the conference call page of the Investor Relations sections of both websites.

Please note that the comparisons made by the speakers today in their prepared remarks are fourth quarter year to year compares unless otherwise indicated. The press releases contain consolidated statements of cash flow and balance sheet highlights to allow you to access this information more quickly. We will continue to provide this information going forward. Both companies have issued guidance and the details are in the press releases and on the websites. Steve and Bill will comment on this shortly. We will be visiting the following cities and attending several investment conferences if the next month or so. First, management is presenting at the 2009 Deutsche Banc media and telecom conference on March 2nd and 3rd in Palm Beach. Secondly, Ken Meyers, Steve Campbell, Dave Wittwer, who is the CEO of TDS Telecom, Julie Matthews and I are hosting an analysts day at CTIA in Las Vegas on April 2nd. Every time slot is booked. However, I’m confident that institutional clients can contact their sale side institutional sale reps to work something out. I will be meeting with investors in Denver on March 17th, Milwaukee on March 18th, Cleveland and Dayton on March 23rd through the 26th, and Columbus, Cincinatti and Pittsburgh on April 6th through the 8th. If you would like to meet with us at any of these events, please let me know and we’ll try to accommodate you if at all possible. With that, let me turn the call over to Ken Meyers.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Good morning, and thank you for joining us today. I have a few comments to make about the quarter before turning the call over to the rest of the team who will cover the operating results. We will then take questions at the end of the prepared remarks. Operating revenues for TDS were up 2% to $1.26 billion with all of the increase at US Cellular. Importantly, we saw a sequential pick up in post pay net ads at US Cellular and continued growth in DSL at TDS Telecom, driven by our conditioning focus on customer satisfaction in both businesses. Operating income not including the impact of an impairment charge and losses on the asset disposals was down 34% due principally to higher spending at US Cellular particularly impacted by equipment subsidies on both new customer acquisitions and retentions. Earnings per share were $0.35 compared to $0.39 the prior year. Again, not including the impact of the impairment charge in disposals. Jay and Steve will comment on the operating results at US Cellular west.

Let me quickly touch a few items covering both the income statement and balance sheet. During the quarter, TDS recorded an impairment of licenses of $414 million, approximately $387 million of which was recognized at US Cellular. The impart charge was noncash, had no impact on cash flow. There’s a paragraph in both press releases about the impairment, and it is discussed at length in the 10Ks of both companies which we filed later today. No doubt you have read of main statement of financial accounting standard 142 impairment charges by now, as they have been incurred by many companies due to the decline in the overall economy and further deterioration in the credit and financial markets in the fourth quarter. If you have any questions on this, we’ll be happy to respond in Q&A, or you can contact Mark later. As noted in our release, the TDS 2007 stock repurchase authorization was completed in the fourth quarter. The company bought back 5.2 million TDS special common shares for approximately $250 million, during the 18 months it took to complete that program. Then in last November, the TDS board of directors authorized an additional $250 million stock repurchase program, this time authorizing the buying of either TDS common or TDS special common shares depending upon market conditions.

We are active on this new program in the quarter and purchased 2.69 million shares of TDS common and special common for approximately $76.3 million. Additionally, US Cellular continues to purchase shares under its deminimus program, purchasing 150,000 shares in the fourth quarter. Our cash equivalents in short-term investments position at the end of the year was $805 million, down [$369] million from the $1.17 billion at the end of 2007. The change in cash is a result of stock repurchases at TDS and US Cellular totaling approximately $232 million, investments and acquisition and licenses of approximately $389 million in the year, payment of cash taxes specific to the dispossession of Deutsche telecom securities and of the settlement of related DPFCs of approximately $333 million, and offsetting the bulk was the cash flow from our businesses. TDS ended the quarter with all of it lines of credit essentially unused. All of the TDS long-term debt is fixed rate with no interest rate risk and termed out about 30 years. The company has no unfunded pensions since it has a defined contribution plan. We have very little union representation. As I mentioned earlier TDS has about $805 million in cash, and invests primary in US treasury secretaries year-end. With respect to interest and dividend income, the decrease from 2007 is primarily due to the decline in short-term interest rates, the decline in interest expense in the quarter is principally due to settlement of the variable prepaid formal contracts in 2007 and 2008.

And finally for the quarter, the effective tax rate on operations, excluding gains and losses and impairment, was up $32.8 million, and for the year, the effective tax rate was up 36.6%. TDS’s business units continued to produce solid fourth quarter results and generated free cash flow. Those results coupled with TDS’s strong balance sheet insure the company ask strong and financially flexible and well positioned to deplete effectively in this weakened economy. As noted in the press release, we have provided annual 2009 guidance similar to what we’ve done in the past. Steve and Bill will comment on it in a few moments. As you know but all of the uncertainty around the economy, and companies reduced the amount of guidance but decided against issuing any guidance. In keeping with our philosophy of transparency and open communication, we have provided our best efforts. However with the lack of visibility in the economy, these more risks sorted with this targets in the past. as always, we will update you as the year progresses. Now let me turn the phone call over to Steve Campbell.

Steve Campbell - US Cellular - EVP, Finance, CFO, Treasurer

Thank you, Ken. As you’ll see this morning, US Cellular finished 2008 with solid results despite the difficult economic and competitive conditions. Service revenues for the fourth quarter were $977 million, up 2% year-over-year driven by growth in our customer base and higher ARPU. We ended the year with almost 6.2 million total customers, up 2% from the prior year. Retail growth additions for the quarter were 352,000, down about 4% year-over-year, but up 8% sequentially. Retail net additions for the quarter were 33,000, compared to 64,000 last year, but also up significantly on a sequential basis. In the post-pay segment where we focus, we added 41,000 net customers in the quarter. Our post pay churn rate was 1.56%, up six basis points from last year, but down three base points sequentially. ARPU for the quarter was $52.71. This includes the impact of a special $50 service credit offered to customers on higher end rate plans as part of our holiday promotions. For accounting purposes, the full credit is treated as a reduction of revenue at the time of sale, rather than over the term of the service contract, so this tends to distort the current period ARPU metric. Excluding the impact of that credit, ARPU for the quarter was $53.68, was was up 2.1% year-over-year.

A key driver of our increase in ARPU was data revenues. We continue to see nice growth in this area with data revenues increasing by 32% to $142 million. Data now represents 15% of our total service revenues, up from 11% a year ago, and it still has room to grow. Inbound roaming revenues were $79 million during the quarter, up about 2% year-over-year, and ETC revenues were $27 million, about the same as last year. As we enter 2009, the level of ETC funding that we’ll receive in the future’s uncertain. As you know, in July 2008, the FCC adopted an interim cap on universal service fund and in recent months has been considering other changes in the universal service fund under the heading of long-term reform, which could reduce the amount of support for wireless carriers such as US Cellular. Given the change in the political administration and the pending changes in leadership at the FCC, we can’t predict the actions that ultimately might be taken or their impact, but we don’t expect any significant change to our ETC revenues over the next few months.

Operating income for the quarter was a loss of $329 million, however, this reflects the loss on impairment of licenses of $387 million that Ken mentioned earlier. Excluding the loss on impairment, operating income was $58 million, compared to $63 million last year. Our operating cash flow for the fourth quarter was $208 million, compared to $253 million in the prior year, and the operating cash flow margin was 21.3%, compared to 26.4%. Although service revenues grew by 2% year-over-year, increases in the equipment subsidy and other costs of acquiring and retaining customers offset that growth resulting in lower operating cash flow and margin. For example, the net loss on equipment for the quarter was $127 million, up 24% year-over-year. The significant increase in the equipment subsidy is an indication of just how competitive the industry is right now, and how much of the competition is being waged on the basis of handset availability and pricing. In part, this is a function of the extremely aggressive promotions that are occurring across the entire industry to stimulate customer additions and renewals in a maturing market.

It’s also a function of selling Smart phones and other handsets with expanded capabilities, which tend to add a higher subsidy on a per unit basis. Our sales of Smart phones continue to increase, with sales in the fourth quarter almost three times what they were last year. We expect that the expanded capabilities of the handsets that we’re currently selling, coupled with our expanded deployment of EVDO technology in additional markets will continue to drive additional growth in data usage and ARPU in the future. In fact, our ARPU on Smart phones is currently about two times over overall average ARPU. System operations and SG&A expenses for the quarter were up 5.9% and 6.8% respectively, and as already mentioned, we recorded a loss on impatient of licenses of $387 million in the quarter. Investment and other income for the quarter totaled $10 million, which was flat for the prior year. Equity and earnings of unconsolidated entities of $25.6 million, including $16.9 million related to our interest in the Los Angeles partnership.

Next I would like to make a few comments about our full year results. Service revenues for 2008 were approximately $3.9 billion, up 7.1%. ARPU for the year was $53.23, an increase of 4%, and data revenues grew to $512 million, an increase of almost 40%. Operating income for the year was $28 million, including the loss on impairment. Excluding impairment losses, operating income was $414 million, pretty flat for the comparable number of $421 million for 2007. Our operating cash flow of $1.015 billion compared to $1.033 billion in the prior year, and the cash flow margin was 25.8% compared to about 28%. As I mentioned earlier, although service revenues grew nicely year-over-year, increases in the equipment subsidy and other costs of acquiring and retaining customers offset that growth. Investment and other income was $38 million in 2008, compared to $150 million in 2007. The change here is related to the $132 million gain that we had in 2007 on settlement of forward contracts related to the Vodaphone ADRs and sales of the remaining ADRs. As I just said, the company generated operating cash flow of $1.015 billion in 2008. We used some of this cash to fund capital expenditures of $586 million, including EVDO deployment in selected markets as well as to fun acquisitions and auction related payments of $342 million, and as Ken alluded to earlier, to repurchase 600,000 of our common shares at a cost of about $33 million.

Our balance sheet is very sound. At year end, the cash balance was $171 million, and with no outstanding borrowings under our revolving credit facility. We currently have borrowing capacity of $700 million under that facility. Our guidance for the full year 2009 is contained in today’s press release. As you can see, we’re projecting 75,000 to 150,000 net retail additions, service revenues of $3.9 billion to $4.0 billion, implied operating cash flow of $875 million to $950 million, and capital expenditures of approximately $575 million. Factors influencing our current thinking about 2009 results include: this very uncertain economy, risks related to service plan pricing, inbound roaming revenues and equipment subsidies, and investments that we plan to make the the business to insure our longer term success. With that, I’ll turn it over to Jay Ellison for some comments on our operational performance and plans. Jay?

Jay Ellison - US Cellular - EVP, COO

Thanks, Steve. Obviously 2008 was a challenging year for us, with respect to both a weak economy and a very competitive industry. Given these challenges, we delivered pretty solid results. As Steve mentioned, service revenues for the full year 2008 grew 7% year-over-year and ARPU grew by 4%. Both of these positive trends in service revenues and ARPU reflect outstanding growth in our data revenues. During the fourth quarter, growth additions in our key post paid segments were $294,000. Although down by 4% year-over-year, these results represented an improvement of almost 10% from the previous quarter. We believe several factors contributed to this improvement.

One factor was a very innovative marketing program that we implemented in December. This marketing program which we named “calling all communities” invited existing and potential customers to come into any US Cellular and vote for the school of their choice. The 10 schools receiving the most votes at the conclusion of the contest in January 2009, each would win $100,000. The contest clearly helped to drive increased traffic into our retail stores during December and January. In addition, we believe that the contest will have positive long-term effects. The campaign gave people in our communities a chance to be a part of something bigger than themselves, and our contributions will create educational opportunities for the children in the winning communities. As a result, calling all communities is delivering on US Cellular’s brand promise to be more than just a phone company to our customers and potential customers.

Another factor was the promotion that Steve mentioned in which we offered $50 service credit to new customers who activated service between September 12th — December 12th and 31st, on the higher end rate plans. We also offered this service credit to existing customers who were willing to sign a new two-year agreement. Driven by the higher gross sales activities, post paid net additions for the quarter were 41,000, unsignificantly from the 12,000 in the previous quarter. Unpaid share for the quarter was 1.56%, pretty consistent with both the previous quarter and last year, 1.59% and 1.50% respectively. As we enter 2009, there is still a significant amount of uncertainty about the future. However, we believe that the wireless industry continues to offer opportunities for US Cellular, and we are taking steps in 2009 to continue to grow revenues and strengthen our business for the longer term.

Our efforts to grow revenue have several components. On February 1st, we began offering four new bundled service packages that combine some of our most popular features together at a discounted price. Those bundled service packages included an unlimited messaging plan that includes unlimited text, picture and video messaging for $19.95 a month for single line plans, and $29.95 a month for family plans, and an unlimited messaging and internet plans that includes the features of our unlimited messaging plan and adds unlimited data access, mobile e-mail and mobile browser for $24.95 a month for a single line plan, and $49.95 a month for family plan. We also introduced equipment pricing which offers our loyal customers who renew with a new two-year service agreement, an additional $20 handset discounts on select phones on top of the promotional pricing offered for new customers. The wireless industry has long been viewed as making the best offers to new customers and not rewarding the loyalty of existing customers. At US Cellular, we want to show our existing customers that they are extremely important to us and we value their loyalty, and this equipment incentive is another way we are doing that.

To capitalize on the continual growth and demand for data services are current promotions are geared towards increasing our penetration of Smart Phones and others datacentric device. For example we have been offering free or deeply discounted Blackberries with the recently launched Samsung [Gel] to customer who sign up for either an e-mail and web plan or or our premium mobile internet plan. Also to help insure that our data customers receive a high quality data experience, during the fourth quarter of 2008, we expanded our EVDO coverage to include Chicago and selected markets in Iowa, Oklahoma, and Wisconsin. We plan to continue the expansion this year, and expect that more than 60% of our total sale sites will be EVDO capable by the end of 2009. This expanded EVDO capability is important because because it will allow us to offer our customers an enhanced data experience as well as new products and services not previously available from US Cellular.

In terms of distribution, we successfully migrated over 40 agent locations to company owned stores during 2008. We saw increased productivity in all of those locations and expect additional productivity gains in 2009. We get a lot of questions about the impact of [leap] on our business. As we’ve said many times we are predominantly a post paid business, about 95% of our retail customers post paid. The fact is that lease entry into several of our markets has had a very negligible impact on our post paid business even in this challenging economy. Where, I think lease impact is bigger is in the pre-paid segment where they clearly are a strong competitor. As we discussed last quarter we are working to improve our offering for the pre-paid segment in order to capture share of expected growth in this segment, as well as to counter the expanded presence in some of our markets of the low price unlimited usage provided like [Leap] and [boot]. We have take a number of actions already. For example, we introduced a $65 unlimited prepaid calling plan in Milwaukee and Chicago, both which include unlimited incoming text messages and long distance, and we have waived activation fees on selected prepaid plans that are greater than $60 per month, and including the unlimited plan, and reduced the pricing on selected handsets in order to increase our value proposition, and we’re planning to expand our prepaid offerings to include data services later this year.

Next I want to talk about how we’re going to strengthen our business for 2009 and the longer term. First, we’re going to have a strong focus on cost control, including both containment and reduction. That does not mean arbitrary across the board cuts. We intend to grow our business, and that means we will continue to invest and spend where it’s necessary to achieve our goals. It does mean, however, that we will be looking carefully at any opportunity to take costs that are not critical to our success and do not make us stronger.

Second, we intend to invest in our business for the future. We have identified several major initiatives that will begin in 2009 and be implemented over several years. They include the following: an enterprise data warehouse and customer relation management system to collect and analyze the in-depth information that will enable us to develop far more customer relationships that have been possible in the past. A operating point of sales system will stream line our billing environment and give us the ability to develop for flexible pricing and bundled services, as well as the capability to introduce new products and services to our customers more quickly; an Internet web initiative that will allow customers to complete a wider range of buying and account management transactions on-line. Together, these initiatives will transform our organization, enabling us to execute our customer satisfaction strategy more effectively than ever before.

So in summary, we believe that if we delivered solid results in 2008, given the economic and industry challenges, and we believe that we have an opportunity to continue to grow and thrive in this industry over the long term. Our core strategy of delivering the highest level of customer satisfaction in the industry is sound, and we offer a competitive mix of products and services, particularly in our key post paid segments. The theme of our business plan for 2009 is grow revenues, tightly control costs, and invest in this business for the future success. Now I’ll turn the call over to Bill Megan for a discussion of TDS Telecom’s results. Bill?

Bill Megan - Telephone and Data Systems, Inc. - EVP, Finance, CFO

Thank you, Steve and Jay. Good morning, everyone. Results at TDS telecom continue the trend we have seen in recent quarters. We had strong increases in DSL subscribers and data revenues, and we have successfully managed expenses although operating cost load steady despite a slowing economy and ongoing competition. For the quarter, TDS Telecom’s combined ILEC and CLEC revenues declined 3%. However operating cash flow held constant at $75 million and cash flow margin improved to 36%. Cable competition and wireless substitution continued to impact access lines and minutes of use losses. ILEC physical access lines declined 5.8% year-over-year, excluding the effect of acquisitions. Minutes of use declined 7%. With that, ILEC revenues and access revenues fell 4% and 7% respectively. Again, though, a positive in the quarter was the increase in ILEC data revenues which grew 19%. Our promotional campaigns for DSL added 4,700 net subscribers sequentially, and 30,700 year on year, excluding acquisitions. Gross adds remain strong at 13,800 for the quarter. Our DSL penetration over all access lines is now at 32%, that’s up seven percentage points from last year.

We are also seeing a greater percentage of our customers use higher speed service which has contributed to a residential DSL ARPU increase of 9% to $37. 85% of our customers are taking speeds of 1.5 meg or greater, and about half are taking speeds from three to six megs. We’ve had continues success in selling our triple play, adding 3,900 net subscribers in the quarter, and we now have 58,500 in total. In our CLEC segment, the current revenue decline reflects our decision to improve profitability by the focusing on marketing and sales efforts on small and medium businesses and limiting our investment in acquiring residential customer. The number of residential lines in our CLEC markets have decreased by some 24%, while business lines are down about 3%. Business lines are now about 75% of the total in the CLEC. We continue to be vigilant about managing our costs. We reduced cash expenses for our combined operations by 5% in the quarter, and were able to maintain cash flow nearly even with last year, implementing process improvements has permitted us to lower average headcount by 5%, while still maintaining high customer satisfaction rating. We continue to invest in our network.

Capital expenditures were $57 million for the quarter on a consolidated basis. We will continue to evolve our network and put the necessary infrastructure in place to offer competitive broadband speeds. 90% of our RLEC lines are equipped for DSL service. In 2009 about half of our lines will be capable of 10 meg or higher speed service. We also readying our network to provide 29 meg or faster service in our most competitive markets. We are investing in additional advance service offerings including our hosted IT based services and higher speed data over [bonded] copper facilities for our commercial customers and we are expanding the capabilities of our network with our 10 gig regional fiber transport initiative.

For 2009, the deterioration in the economy presents a challenge. However, we have rolled out products to respond immediately to this environment. In the consumer segment, we see the near-term competitive battle for data services moving to affordability rather than top end speed. So we have emphasized speeds in the range of 1.5 meg to 10 meg. Similarly, we have rolled out new voice and data service bundles that give consumers a lot of flexibility in matching the service set to their need and budget, and for our triple play, we have launched a new promotion in tandem with Dish that extends their $9.99 for six months offer to a full year. We also include a new LCD HD-TV in our program. The offer requires a two-year commitment from the customer. In addition we have armed our save and win back team with additional tools including our version of naked DSL.

In the commercial segment, we are leading with our hosted IP service we call managed IP. Among many benefits, the service provides very rich call management features such as advance call routing and one number capability. Because it is a hosted service on our network the service has carrier grade sale over capability. We believe this is an especially attractive offering in this environment, because it allows businesses to avoid a large upfront capital investment with the service hosted on our network. The service has been very well received in small and medium business space, and seek to reduce — as they seek to reduce their costs and let us manage the telecommunications. Our investment in the 10 gig transport network will work for us in several ways. It will help us reduce costs by enabling more efficient least cost routing and internet back haul. It builds an enhanced network reliability with expanded route diversity and redundancy and it allows us to roll out new services, like managed IP to more markets.

Let me say a brief word about the stimulus bill. Certainly the topic de jour in many quarters is broadband and other capital programs for 2009 and 2010 are examined. The bill includes a provision for $7.2 billion to increase broadband access and usage in unserved and underserved areas. Very little of the application process or the criteria to be used in assessing merit known. However, we are actively planning and participating in industry discussions. We believe we are well positioned. We have a long history of commitment to rural areas. We have demonstrated accomplishments deploying DSL service to 90% of our lines, and we have an excellent track record of delivering high quality service. About a third of the funding will be managed through RUS.

One of the bill’s provisions is that preference be given to current and former RUS borrowers. We also have an excellent track record as an RUS borrower. And finally, our guidance is consolidated telecom revenues of $780 million to $820 million, operating cash flow of $260 million to $290 million and capital expenditures of approximately $130 million. And now I’ll turn the call back to Mark Steinkrauss.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Thanks, Bill. Bernice, we’re ready to start the Q&A period.

QUESTIONS AND ANSWERS

Operator

All right. Thank you sir. (Operator Instructions) Our first question comes from Simon Flannery. Your line is open.

Simon Flannery - Morgan Stanley - Analyst

Okay. Thank you very much. good morning. Wonder if you could talk us through what’s going on in and you expect with the Verizon ALLTEL transaction, how we should be thinking about ARPU impacts in 2009, what’s in your guidance for that in? and then are you interested in acquiring assets from the divestitures there, or is there any other sort of acquisitions you might be considering this year? Thank you.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Simon, let me take the first part of your question about roaming, or about revenue and ARPU for next year. As we mentioned both in previous calls and we have some fairly detailed disclosures in our form 10K that’s being filed today, we do expect to see a decline in roaming revenue in 2009, and that decline could be fairly significant. That decline is reflected in the guidance that you’re seeing today. So it’s been contemplated in the revenue and ARPU projections that underlie the guidance.

Simon Flannery - Morgan Stanley - Analyst

And is that sort of — is that immediate once they close the deal, or is it something that will phase in during the course of the year?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

No. As you know, they closed the deal roughly-speaking, mid-January. And so our expectation is, is that the — if there is a reduction, that it probably occurs over time, ramping up fairly quickly, so that, within a few months, we think that we will see the majority of what we would expect to see over time.

Bill Megan - Telephone and Data Systems, Inc. - EVP, Finance, CFO

Simon, with respect to M&A activity, I think, as we said in the past, one, the company actively reviews about every opportunity that is out there. I won’t comment on any specific transaction. There are no specific transactions that are built into the guidance that we’ve given you, any such guidance would be changed once we understand the timing of any transactions that we do. Over the last year, we actually did acquire a couple of — small telephone companies after not being in that market for almost four or five years, just because of where prices had gone. We continue to look at those, and we’ll continue to look at about everything and the wireless side, also.

Simon Flannery - Morgan Stanley - Analyst

Okay. Thank you.

Operator

Our next question comes from Sachin Shah.

Sachin Shah - ICAP - Analyst

Hi, good morning guys, thanks for taking my call. Just to clarify this share repurchase, you purchased about 45 million of the common, and about 40 million of the special. Can you maybe just talk about, the train of thought of why acquiring more of the common and the special, and just to clarify, also, how much is the balance remaining? And just part B of that question is, Southeastern has mentioned conversion of the share class, and maybe you can just talk about that aspect, if there’s anything to say. And you just mentioned as part — as an answer for the previous question about the acquisition, so you are receptive to potential acquisitions in the wireless space? I just want to clarify that point as well. Thank you.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

This is Ken Meyers, I’m going to try to remember most of those questions.

Sachin Shah - ICAP - Analyst

I’m sorry.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

So let’s start with last year we completed the $250 million authorization that should begin in ‘87, and we initiated a new one in June — I’m sorry, in November. Of that November authorization was $250 million, and we acquired or spent about $76 million of that $250 million, okay. The authorization allows us to buy common or special common, depending upon market conditions, and what we saw in the first one is that we were able to buy it a little faster in there — if the prices are close together, but if we do sense that there’s a substantial discount between one or the other, we will try to account for that discount. There was a time in the third quarter when the regular common was actually underneath the special common, and so by having the flexibility to go either way, we can continue to buy in whatever stock represents the best value at that time. With respect to the acquisitions we look at both wireline and wireless acquisition as they come to market.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

With respect to your question about Southeast and asset management’s in the D13 filing, we have a practice of not commenting on FCC filings by institutional shareholders, but we will suggest that we think that the demand is without merit, and will vigorously oppose disclosure. Beyond that, the company has nothing more to offer. Did we capture all of your questions?

Sachin Shah - ICAP - Analyst

Yes, thank you.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Bernice, we’ll take the next one.

Operator

Our next question comes from Michael Bowen.

Michael Bowen - Piper Jaffray - Analyst

Okay. Good morning. Thank you. I was hoping you could give us a little bit more of an idea with regard to [leaps] impact. I realize that leaps impact has been negligible, given the fact that it’s only been — they only recently have come into the Chicago market, but we are seeing that both leap and PCS are having some impact against Verizon, AT&T, so I would like to hear your thoughts with regard to some of their plans versus yours. And then as a follow-up to that, can you talk about — I think your $65 plan in a couple of markets seemed to disappear from the website at one point, went to a $69 plan. I was — may have that wrong, but if you could please try to clarify that for us, that would be great. Thank you.

Jay Ellison - US Cellular - EVP, COO

This is Jay, I’ll do my best. I don’t know — it is a $65 plan. I don’t know how that disappeared from the website. We’ll check that into that, but it is a $65 unlimited plan. As I mentioned in our prepared comments, 95% of our customers is post paid. And as we have seen — I also mentioned clearly they are playing in that prepaid space. But as we’ve seen in many of our — well, not many, but several of our market, in the past year, we see a little bit of, I’ll call it market action in the first couple of months, but quite frankly, we also see, because of the quality of the network that we have built out, where we are either number one or two in any one of our markets on network quality, we also see, in particular in customers were with us and left them for [pricing] reason, we’re also seeing that impact does not last long, and they come — we start to see those customers come back.

Michael Bowen - Piper Jaffray - Analyst

And then I guess one follow-up. I think I heard a comment in the call where you said increases in equipment subsidies have been hurting margins. How should we think about that in 2009? Do you think it’s going to get worse before it getting better? And any details around that. Thank you inspect

Jay Ellison - US Cellular - EVP, COO

Well, think we would expect it to stay very competitive. I don’t know that we would make a projection about worse, but we would say we’re thinking it’s going to stay very, very competitive.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Mike, this is Mark. I’ll get back to you on that website. I’m pretty sure the plan is there, but we’ll help you navigate through it just to find it.

Michael Bowen - Piper Jaffray - Analyst

All right, thank you.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Bernice, we’ll take the next one.

Operator

Our next question comes from Patrick Ryan.

Patrick Ryan - Wachovia Securities - Analyst

Good morning, and thanks for taking the question. Regarding the EVDO buildout, looks like you’re going from 23% at the end of ‘08 to 60% in ‘09. Can you give us a sense of, first of all is that kind of the max as far as your going? Is the rest of your territory pretty rural? Or will you increase that the 2010? And then also looking at CapEx, it’s about 15% of your service revenue. Can you give us a sense of what amount of that goes toward that EVDO build? Thank you.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

I’ll take a little bit of the first part of that call. We’re continuing to look to make sure we can provide high quality high-speed data services in our market, and then we evaluate throughout the year, and then in our planning process, where our next markets would be, but we went to continue to provide a ubiquitous data experience throughout our footprint over our planning horizon, so that’s what we have in the budget for this year, some additional — to bring us up to about 60% of our sales.

Steve Campbell - US Cellular - EVP, Finance, CFO, Treasurer

As far as the percent of spend, when you will be at the total spend, Patrick, EVDO is about 10% to 15% of the number.

Patrick Ryan - Wachovia Securities - Analyst

Okay. Great. And can you just give us a quick update on your thoughts around LTE?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

We are paying close attention to what’s going on in the industry on LTE, we’re, our CTO and his team are part of some standards committees involved with LTE. We think that I think it will, as you look at probably late ‘09, maybe ‘010, we’re hearing a lot about LTE launches. I think it’s all predicated on the handset availability later in 2010, where we’ll look at how we get into that.

Patrick Ryan - Wachovia Securities - Analyst

Great. Thank you.

Operator

Thank you. Our next question comes from Phillip Cusick.

Phillip Cusick - Bear, Stearns - Analyst

Hi, guys. Can you hear me? Thanks for taking the call. It seems like you got definitely more competitive in the fourth quarter, CPGA cranked up a little bit, and adds came through as well. I wonder, you’ve talked about the markets remaining competitive, are you going to keep your sort of subsidy level and competitive level up here, and continue to try and grow, despite a slowing market, or are you going to try to ease back and drive a little more cash flow over the next year? Just how should I be thinking about the subscriber growth?

Jay Ellison - US Cellular - EVP, COO

Well, as it relates to the subsidy, I think as we’ve mentioned previously, last year, I think the equipment price piece is, the equipment pricing is a component today, and it is where most of the competition really has been occurring over the last 12 months. And we are going to remain competitive in our equipment pricing to maintain our market positions throughout US Cellular’s footprint. We’re not going to back off of that position. We are going to maintain that aggressive posture that we have done year after year after year.

Phillip Cusick - Bear, Stearns - Analyst

Okay. And then in terms of prepaid. You continue to let this dwindle off a little bit. Do you anticipate put some effort into turning that around, or should we expect that to continue to run off?

Jay Ellison - US Cellular - EVP, COO

Well, as I said, we’re if the process of making sure that we have the opportunity to provide a robust prepaid offering, and there’s some more from doing from an internal system point of view, and that will then allow us to add more features on the prepaid platform, as I mentioned in my comments, like data. So we can take advantage of that segment and get our share of that segment. We’re not going to take our eyes off of the post-paid segment while doing so.

Phillip Cusick - Bear, Stearns - Analyst

Sure.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Phillip, I think we talked about the prior quarter. the company outsources its prepaid billing system product management, and that billing system that we are currently on is one that is effectively going out of business. And so we have to migrate off of that platform onto another one, and that’s what is going on in the first half of this year. And until such time as we complete that migration we have a product that isn’t quite as robust as we would like to make it. So once we get that transition done, then I expect it will be a little bit more active in that segment.

Phillip Cusick - Bear, Stearns - Analyst

Okay. So we really shouldn’t look for you to ramp up your competitive level until that whole migration is done on the prepaid segment?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

On the prepaid segment, right.

Phillip Cusick - Bear, Stearns - Analyst

Okay. And have you made any progress on deciding on a new post-paid billing platform?

Jay Ellison - US Cellular - EVP, COO

No, just started down that path.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

And Jay said in his prepared comments, we are looking at some major initiatives for next year, in current year actually now, 2009. But one of those major initiatives is a new operating point of sale system, which wraps in the billing part of that. So we think it’s going to be a multiyear project, but it’s going to be kicking off in a big way this year.

Phillip Cusick - Bear, Stearns - Analyst

Got it. Okay, guys, thanks a lot.

Operator

Our next question comes from Will Power.

Will Power - RW Baird - Analyst

Great, thanks. Yes. A couple of questions. maybe just following up on that last question you talked earlier about and of the new initiatives in 2009, including CRM, and the point of sale system, helping to drive long-term growth. Can you give us on sense for what the magnitude of those cost increases, or costs associated with that might be in ‘09, and how much of that might be nonrecurring?

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

We are currently in the process of scoping these things out. Trying to get things in line so we know what the costs associated with this are. We know we need them, we need to accomplish these things, and so it’s premature for us to get into the cost side of this.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Our guidance has dollars built into it, Will, and the issue is, you try to call these nonrecurring, because these are multi-year projects, and we probably see the same level of spend this year and next year, maybe even in the year after in terms of these projects. So they’re aren’t once and done and I throw a number out to you now, and next year you add that back.

Will Power - RW Baird - Analyst

Okay. Yes. No, that’s helpful. And the second question, clearly very competitive at the high-end, subsidies have been an issue for some time for you all in the industry, but with that said, you all continue to be focused on the Smart Phone road map. And I guess it would be helpful if you could give us any further details on what that road map might look like going forward to insure that you stay competitive at the high end.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Well we have had our main equipment OEMs, we have a road map that probably reflects about 15 months into the future, from a planning perspective, clearly what’s on a road map today and what ends up out there 15 months from now are predicated by a number of things. Quality of the device when it’s delivered to us. The software on the device when it’s delivered to us, but we are clearly seeing to your — specifically to your question, in the back half of this year, much more datacentric, feature rich handsets that are going to be delivered at that — what I call that better and particular best category, where we also are seeing good revenues associated with it to the tune of about almost two times what we’re seeing on our regular ARPU, but we do think that in the back half of the year, they will take over a big chunk of what will be offering in the marketplace. I can’t be specific on the models at this time, only for the fact we’re in negotiation around those models as we speak with our OEM.

Will Power - RW Baird - Analyst

Okay. Great. Thanks.

Operator

Our next question comes from Sergey Dluzhevskiy.

Sergey Dluzhevskiy - Gabelli & Company, Inc. - Analyst

Good morning guys. Could you talk a little bit about the interest from the economy that you’re seeing on the wireless and on the wireline side, as well? And in terms of wireless, how are you going to expect the wireless industry general to be in ‘09 and ‘010 —

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Sergey, I have got to stop you here. We can’t pick you up. Can you speak a little louder?

Sergey Dluzhevskiy - Gabelli & Company, Inc. - Analyst

Sure.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Thank you.

Sergey Dluzhevskiy - Gabelli & Company, Inc. - Analyst

Can you hear me now?

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Yes, that’s better.

Sergey Dluzhevskiy - Gabelli & Company, Inc. - Analyst

Okay. Just a question, in terms of impact of the economic slowdown on the wireless, and on the wireline side, what are we seeing, what where you expecting in ‘09? And also, just one question on the wireless, you have talked a little bit about the impact from leap. Can you talk a little bit about the potential impact or some impact that you’re already seeing from the Sprint’s $50 prepaid offering of the Nextel network?

Jay Ellison - US Cellular - EVP, COO

Yes. I’ll take that latter part. The boost offering I think you’re referring to, just kind of rolled out, I think back to the the earlier question about 5% of our base is prepaid. We really have not seen anything major that at this moment, that gives us concern. We continue as Ken mentioned, I’ve mentioned in my comments, continue to look at the investments and the platform change-out in prepaid, because we have a robust product offering for the back half of the year and we will put the right amount of focus against that platform and that offering at the point in time that we migrate over to it.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

In terms of the general economy, I think we’re all aware of the weakness in the economy now. as a retail business, we’re susceptible to that like all retail businesses. When you look back on the fourth quarter, we actually did see slowness in traffic in the stores early in the quarter, but then through some of the programs that we’ve described, calling all communities and the service credit and so forth, we saw a nice pick up in store traffic, and you’ve seen the results in our ads, and that’s continued in the early part of the year. Other areas that we are monitoring closely, of course, is churn. Our churn rates have held up nicely. They’ve been pretty flat both year to year and sequentially. We’ve been monitoring DSO, day sales, and bad debt expense, and so far everything is right in line with our business plan. So can’t predict the future, but steady as you go right now.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

Bill, Megan, I think Sergey asked that question also in the context of the wireline business. Do you have any comment use I want to add?

Bill Megan - Telephone and Data Systems, Inc. - EVP, Finance, CFO

Yes, just very quickly as I said in the prepared remarks, we are very cognizant of the economy and consumer behavior as well as the pressure on businesses, so what we’re seeing in the ILEC business, in the fourth quarter, you saw line loss pick up, and that is primarily a gross adds program. Gross adds were down considerably in the fourth quarter. So what do we do about it?

Well, just as I outlined, and I’ll just quickly review, we are very cognizant of the pocketbook, and so we are moving to introduce product sets focused on affordability. So as I said, we’re focused on products that on the data side are in the range of 1.5 meg to 10 meg service, and we have essential promotions under way. We have new service bundles that effectively are a package for any purse, to borrow a phrase, so that we can meet customers needs keep them on our network and meet their budget. We had — we knew, reinvigorated our triple play.

Always I said, we have [tandemed] with Dish and we’re extending their $9.99 offer for another six months, so it’s now for a full year. We augmented that with a TV and in exchange we get a two-year commitment. We have armed our sales team with the ability to extend promotions, our version of naked DSL to keep them on our network. And as I talk in the commercial segment, we have a very robust product offering in IP that is designed to meet the tough economy here. The businesses that would be the market foreign a phased IP [PVX] don’t need to maybe that big cash outlay. They can sign on for our service. We give them a very robust feature rich service and they just pay the monthly rate. We manage it, maintain it, we inherit all the [out] risk and we think that will be a very robust offering in this environment.

Sergey Dluzhevskiy - Gabelli & Company, Inc. - Analyst

Great. Thank you. Thank you, guys.

Operator

Our next question comes from Kevin Roe.

Kevin Roe - Kevin Roe - Analyst

Thank you. If I take the mid-point of your wireless guidance, I believe it implies EBITDA will be down ballpark 10% and your EBITDA margin will be down a little over two basis points. You mentioned some of these new initiatives, the new billing platform, electronic data and EVDO. And we shouldn’t look at that, you said, as one time costs, but how should we look at the margin pressure ‘08 versus ‘09? Is that mostly on the handset side, the handset subsidies, or is it mostly the new initiatives? Any color that would be great.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Yes, it’s actually a combination of things, but the item that you didn’t mention that I would highlight for you, because I think its potentially significant, is roaming. We have said that we expect a significant decline in roaming revenue if 2009, and as I’m sure you appreciate, roaming revenue is fairly high margin revenue. So that’s a factor. Certainly the enablement initiatives that we’ve talked about, equipment pricing, our other factors that enter into it, but roaming is significant one that you shouldn’t lose sight of.

Kevin Roe - Kevin Roe - Analyst

Would you say roaming is the biggest chunk of the margin pressure in ‘09 versus ‘08?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

I would.

Kevin Roe - Kevin Roe - Analyst

Very good, thank you.

Operator

Thank you, our next question from Salvatore Muoio.

Salvatore Muoio - SM Investors - Analyst

Hi. Thanks. Good afternoon, everyone. Sort of similar to the last question about margins, but the margins in — looks like for this year, your — the guidance is sort of 21% to 24.something% , and that range, now, it’s really a question, structurally, your margins have always been lower that you would have thought, and I’ve always struggled with why, because it’s not just scale. There have been smaller players that have had margins that have been in the 30%s, even low 40%s, and so is it just a competition in your particular markets? you still have markets where because they were started up later, are holding down that total consolidated margin that we see, or is it something structural on the expense side, or is it that revenues per sub could be $5 high in some fashion? What is — structurally, what the issue, and why aren’t your margins — talking about a few points, why aren’t they 32% or 34% or something?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Hi, Sal, this is Ken. I’ll start off.

Salvatore Muoio - SM Investors - Analyst

Hi, Ken, thanks.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Probably get some other help around the table as we go through it. First of all, if you look at ARPU, I think you see that the average per customer while not only having grown very nicely over the last four years, is right in line with about everybody else, number one. Number two, again, we have a portfolio. And that portfolio has some of the older markets that have got much higher margins offset by some that are closer to break even or some that are still in their very early growth stages, and so they actually consume margin. Alright?

Salvatore Muoio - SM Investors - Analyst

Sure.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

And third I think a key is we have a high touch business model that is all based upon customer satisfaction, and the value of keeping the customers that we already have. That high touch has costs sorted which we think taper themselves over and over in maintaining high customer loyalty and actually creating more of a word of mouth that helps our marketing efforts.

Salvatore Muoio - SM Investors - Analyst

Okay. I think the last part, maybe the business strategy approach explains it, but it doesn’t explain it. I mean, it does, but it doesn’t, because there are other low churn rates in the industry. The scales are are different, but the margins are vastly different. I mean, I think it — I understand the high-touch business model, but is there something within that?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

I think it’s a combination of all of the factors that I just mentioned, each of them contribute.

Salvatore Muoio - SM Investors - Analyst

I mean, if you were to attribute — what’s the most important factor, do you think?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

I don’t know that as I sit here today I can kind of rate them one, two, and three for you, Sal.

Salvatore Muoio - SM Investors - Analyst

All right. It will continue to remain a mystery. Thank you.

Operator

Our next question comes from [Martin Rore].

Martin Rore — Analyst

Thank you. I just want to clarify something. You mentioned the doubling of the ARPU for the average is Smart Phone user and mention that over the past year, I think, in prior presentations. The cost to subsidize that equipment, that’s 100% expensed up front, is that correct?

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Yes. That’s correct.

Martin Rore — Analyst

So that’s obviously a factor as you grow the number of Smart Phone customer is to why the current margins may be suffering a little bit, but you’ll get it back in much more revenue over the future.

Ken Meyers - Telephone and Data Systems, Inc. - EVP, CFO

Yes. Especially the faster they grow. I think as Steve pointed out, the Smart Phone sales tripled year-over-year in the fourth quarter, so it’s a bigger impact, and you get all of that offer the front end, but you see great growth in data as a result of that.

Martin Rore — Analyst

Exactly. Okay. I just want to make sure I understood stood that correctly. Thank you.

Operator

Thank you. Our next question comes from Michael Rollins.

Michael Rollins - Citigroup - Analyst

Hi. Good afternoon. Just a quick from allow up. I’m curious, as you look at customer churn, is there a way to think about the aging of your churn? In other words, how are customers behaving that have been with you for, let’s say, a year, two years, or more, versus those that you’re recently getting? And as the markets going a little bit more datacentric, are you seeing that experience shift at all? Thanks.

Jay Ellison - US Cellular - EVP, COO

We really don’t see a humongous difference between the aging, if you will, of the customers on the churn factor. I think go forward to your last part of the question about data customers and their experience, clearly that’s part of the reason we want to accelerating or we have made the investments in EVDO, so that we can insure that that data experience is a very good competitive experience for them to have. I also think back to Ken’s point a little bit earlier, we take a lot of time in training of our associates in the rollout of a data product or a data handset, so that that experience is good for that customer at the point of sale. As a matter of fact a lot of what we’ll look at for this year, as we continue to think about that rollout, will include some changes in our strategy about how we really beef up that training program for our sales associates. So, yes, as Steve said, we’ve seen a rapid growth in the fourth quarter on the Smart Phones and the high end datacentric devices. Have we seen their churn any different than the other? I think we’re still very at 1.59%, we still maintain a hell of a good churn level.

Michael Rollins - Citigroup - Analyst

Thanks very much.

Operator

That’s the last of our questions, sir.

Mark Steinkrauss - Telephone and Data Systems, Inc. - VP, Corporate Relations

That’s great, Bernice. Thank you for monitoring the call, and thank you, everybody, for joining us. I’ll be available the rest of the day if you have any additional questions.

Operator

Thank you. That concludes today’s conference. You may now disconnect.